Exhibit 10.4
FORM UNRESTRICTED SHARES AGREEMENT
          Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), has granted to                     (the “Holder”),                     of the Company’s Common Shares, $0.10 par value per share (the “Unrestricted Shares”). The Unrestricted Shares have been granted pursuant to                     (the “Plan”) and are subject to all provisions of the Plan, which are hereby incorporated herein by reference, and to the following provisions of this Unrestricted Shares Agreement (this “Agreement”) (capitalized terms not defined herein are used as defined in the Plan):
          Section 1. Vesting and No Restrictions or Minimum Holding Period. The Unrestricted Shares shall be fully vested as of the date of grant, shall not be subject to any restriction, performance, holding or deferral period or requirement, and shall not be subject to the Minimum Holding Period (as defined in the Plan).
          Section 2. Consideration and Issuance. The Unrestricted Shares shall be granted on a bonus basis for no cash consideration and shall be issued as soon as practicable after the date of grant.
          Section 3. Taxes. The Holder hereby agrees to pay to the Company, in accordance with the terms of the Plan, any federal, state or local taxes of any kind required by law to be withheld and remitted by the Company with respect to the Unrestricted Shares. The Holder may satisfy such tax obligation, in whole or in part, by (a) electing to have the Company withhold a portion of the Unrestricted Shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes, or (b) delivering to the Company other Shares with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined. If the Holder does not make such payment to the Company, the Company shall have the right to withhold from any payment of any kind otherwise due to the Holder from the Company, any federal, state or local Taxes of any kind required by law to be withheld with respect to the award of the Unrestricted Shares.
          Section 4. Subject to the Plan. This Agreement is made and the Unrestricted Shares evidenced hereby are granted under and pursuant to, and they are expressly made subject to all of the terms and conditions of, the Plan, notwithstanding anything herein to the contrary. The Holder hereby acknowledges receipt of a copy of the Plan and that the Holder has read and understands the terms and conditions of the Plan.
          Section 5. Rights of the Holder. The granting of the Unrestricted Shares shall in and of itself not confer any right of the Holder to continue in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Holder’s employment at any time, subject to the terms of any employment agreement between the Company and the Holder.
          Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent otherwise governed by Federal law.

     IN WITNESS WHEREOF, the parties have subscribed their names hereto.

DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation

By:

Name:

DATE OF GRANT:

, 200

HOLDER

By:

Name: